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                                                                    Exhibit 10.7

                                 LEASE AGREEMENT

     This Lease Agreement (the "Agreement") is entered into this 16 day of March, 1998, to be effective January 1, 1998, between KSL, a division of Bonneville International Corporation, a Utah corporation, with its principal place of business at Broadcast House, 55 North 300 West, P. O. Box 1160, Salt Lake City, Utah 84110-1160 ("Lessor"), and KRSP, Inc., a Utah corporation, with its principal place of business at 57 West South Temple, Suite 700, Salt Lake City, Utah 84101 ("Lessee").

                                    RECITALS

     Lessor owns certain radio and television transmission facilities situated in the Oquirrh mountain range in Salt Lake and Tooele Counties, Utah at a location commonly known as Farnsworth Peak (the "Site").

     Lessee owns and operates a commercial radio station identified by the call letters KRSP(FM) located at 103.5 MHz on the FM radio dial (the "Station"), and has been licensed by the Federal Communications Commission (the "FCC") to transmit the signal of the Station from the Site.

     Lessee desires to lease from Lesser certain space and equipment at the Site in accordance with the terms and conditions described herein.

                                    AGREEMENT

     In consideration of the foregoing recitals and in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. LEASED PREMISES. Lessor hereby leases to Lessee, and Lessee hereby accepts from Lessor, that certain space and equipment at the Site identified on Schedule A to this Agreement (collectively, the "Premises") for the location and operation of radio transmitting and receiving equipment for the Station. A complete list of Lessee-owned equipment located on the Premises (the "Equipment") is attached to this Agreement as Schedule B.

     2. LESSOR FURNISHED ITEMS. During the term of this Agreement, Lessor shall furnish Lessee with the following:

          A. Access to the Site over the access road available to Lessor for that purpose. Lessee understands that it will be subject to the same restrictions on the use of such road as may be imposed on Lessor from time to time by the entities controlling the property upon which the road is located, including the Kennecott Copper Corporation, Alpha Communications and Hercules Corporation;


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          B. Heat, light and toilet facilities at the Site;

          C. The right to connect to the power load center at the Site for the operation of the Equipment. Lessee's use of electricity will be separately metered by Lessor. Lessor shall invoice Lessee monthly for such electrical usage at the established commercial rates of the Utah Power and Light Company, plus the lesser of ten percent of Lessee's monthly statement or $30.00 for administration and general expenses. Invoices shall be payable within twenty days of the date of billing. In the event an invoice is more than ten days delinquent, Lessor, upon five days written notice, shall be entitled to cease supplying Lessee with electricity;

          D. Upon Lessee's request, emergency service, if available, for the Equipment. Rates for emergency service are set forth in Schedule O to this Agreement and may be adjusted from time to time as determined by Lessor;

          E. The right to make reasonable alterations, attach fixtures and erect additions to the Premises as reasonably required to operate the Equipment, but only so long as plans for such alterations, attachments or additions are submitted, along with a list of added and/or replaced materials, to Lessor for approval, which approval shall not be unreasonably withheld. In no event shall any of Lessee's alterations, attachments or additions interfere with the operation or work of Lessor or of other tenants at the Site;

          F. The right to transmit its signal from the Site through the use of Lessor's FM Combiner system (the "Combiner"). Lessee acknowledges and agrees that the Combiner must be maintained in order to ensure its continued effectiveness. Lessor shall be responsible for general maintenance of the Combiner in accordance with good engineering practices; provided, however, that if Lessor incurs any cost, fee or expense in maintaining the body of the Combiner to the end of the plumbing joint where the tower transmission line exits the Combiner, Lessor shall provide Lessee with an invoice setting forth the nature of the maintenance and Lessee's proportionate share thereof and Lessee shall pay Lessor such amount within twenty days of the date of invoice. Lessee further acknowledges and agrees that despite regular maintenance, the effectiveness of the Combiner will deteriorate over time and it may need to be replaced during the term of this Agreement or any extension thereof, If Lessor, in the exercise of its judgment, determines that the Combiner should be replaced during the term of this Agreement or any extension thereof, Lessee shall be responsible for a portion of the costs incurred by Lessor in purchasing and installing any FM combiner system. Lessee's share of such costs shall be determined by dividing the total cost of purchasing and installing the new FM combiner system by the number of FM


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          radio stations operating on the Combiner immediately prior to its replacement. Lessee shall pay Lessor such amount within twenty days of the date of invoice.

          G. Other services, such as the use of tools and parts owned by Lessor, at the rates listed on Schedule O, as such may be adjusted from time to time as determined by Lessor; and

          H. General maintenance of the Site in good operating order.

     3. MONTHLY PAYMENTS BY LESSEE. In exchange for the right to occupy the Premises and operate the Equipment, Lessee shall pay to Lessor the monthly rental payment and other fees set forth in Schedule C to this Agreement. The monthly rental payment shall be payable in advance on or before the first day of each calendar month at Lessors principal place of business or at such other place or in such other manner as Lessor may from time to time direct; provided, however, that in the event the term of this Agreement shall commence on other than the first day of a calendar month or terminate on other than the last day of a calendar month, the monthly rental payment shall be prorated on a daily basis for such partial calendar month. Unless otherwise specifically set forth elsewhere in this Agreement, all other payments required to be made by Lessee to Lessor shall be paid by within twenty days of the date of invoice.

     4. OTHER COSTS. Lessee recognizes that additional expenses may be incurred by Lessor from time to time for the benefit of Lessee and other tenants at the Site, such as the cost of transporting various government inspectors, tax assessors, state and/or county officers/officials and the like to and from the Site. Lessee agrees to pay its share of such costs on a prorata basis as calculated by Lessor. Upon request, Lessor shall provide Lessee with proof of such costs, along with the calculations used to determine the amount charged to Lessee.

     5. COMPLIANCE. Lessee's operations at the Site shall be conducted in full compliance with all applicable laws, statutes, ordinances, rules and regulations of any governmental authority having jurisdiction over Lessor, Lessee or the Site, including, but not limited to, the FCC. Lessee shall bear the cost and responsibility for all matters pertaining to its operations at the Site, including, but not limited to, applications, renewals, regular or special reports, discrepancy citations, inspections or any changes in equipment and/or operating procedures which may be required from time to time by the FCC or standards of good engineering practice.

     Lessee shall protect all persons at the Site at all times from exposure to excessive non-ionizing radiation (as determined by the FCC, the Occupational Safety and Health Agency, the Environmental Protection Agency or any other governmental authority) which may be generated as a result of Lessee's operations. In the event Lessee's operations appear to be causing excessive non-ionizing radiation, Lessor shall have the right, but not the obligation, to take whatever action Lessor deems appropriate to immediately reduce the amount of such radiation, including, but not limited to, the interruption of Lessee's operations or the reduction of Lessee's transmission


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power. Lessor shall invoice Lessee for the costs of any such action and Lessee shall pay such amount within twenty days of the date of invoice.

     6. INTERFERENCE. Lessee acknowledges that Lessor reserves the right to grant space, premises, facilities and/or rights to third parties at the Site that are the same as or similar to those granted herein to Lessee. Lessee shall endeavor in good faith to conduct its activities in accordance with sound electronic and engineering practices and applicable FCC standards and will cooperate with Lessor and other tenants at the Site so as to anticipate and prevent Interference, as that term is defined below. A list of Tenants at the Site as of the commencement of this Agreement is attached hereto as Schedule S.

     If Lessee's operations cause Interference, Lessee shall, at its sole cost and expense and without recourse to Lessor, cause any such Interference to be corrected within ten days following written notice thereof to Lessee. Pending correction, Lessee shall immediately cease the activity or remove the equipment causing the Interference. If Lessee fails to act in a timely manner, Lessor may cause the required corrections to be made. Lessor shall invoice Lessee for the costs of any such action and Lessee shall pay such amount within twenty days of the date of invoice.

     "Interference" shall be deemed to exist if (A) a final determination to that effect is made by an authorized representative of the FCC pursuant to its rules and regulations; (B) Lessor determines, in the exercise of its judgment, that a condition exists which constitutes interference within the meaning of the provisions of the roles and regulations of the FCC/n effect at the time; or (C) Lessor makes a good faith determination that its technical operations or the technical operations of any other tenants at the Site are being adversely affected by Lessee's activities.

     7. LESSOR IMPROVEMENTS. Lessor reserves the right to replace or install additional equipment necessary or desirable for its own operations or the operations of other tenants at the Site. Lessor shall not be liable for any disruption of or interference to Lessee's operations by reason of such replacement or installation, but Lessor agrees to cooperate with Lessee and to use reasonable efforts to resolve in advance any problems that might arise in connection with these activities.

     8. ASSIGNMENT OR SUBLEASE. Lessee may not assign or transfer this Agreement or any interest therein, sublease any interest covered by this Agreement or encumber, hypothecate or otherwise give as security this Agreement or any interest therein without the prior written consent of Lessor, which consent shall not be unreasonably withheld. No assignment, transfer or sublease shall be effective as against Lessor for any purpose unless Lessor shall have consented thereto in writing prior to such assignment, transfer or sublease and unless all sums due from Lessee, together with any costs to Lessor to cover reasonable legal and other expenses of Lessor in connection with such assignment, transfer or sublease, shall have been paid to Lessor.


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     Each and every attempt to assign, transfer, sublease, encumber or hypothecate this Agreement or any interest therein in a manner contrary to that set forth herein may be deemed a default by Lessee hereunder.

     Lessor's consent to one assignment, transfer or sublease by Lessee or acceptance of performance from an assignee, transferee or sublessee shall not be deemed a waiver by Lessor of the restrictions of this paragraph as to subsequent attempts to assign, transfer or sublease by Lessee or Lessee's heirs, successors, assigns, transfers or sublessees. As used herein, the terms Lessor and Lessee shall be deemed to include their respective heirs, successors, assigns, transferees and sublessees.

     The terms, conditions and covenants contained in this Agreement shall apply to, inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors. assigns, transferees and sublessees.

     Nothing contained herein shall limit Lessor's right to transfer and/or assign in any manner whatsoever, in whole or in part, all of its rights and obligations hereunder and in the Site, and in such event Lessor shall be released from any further obligations hereunder and the successor-in-interest of Lessor shall have all the rights and obligations hereunder and in the Site with respect to Lessee.

     9. TERM. The initial term of this Agreement shall be deemed to have commenced on January 1, 1998 and shall end on December 31, 2007. This Agreement shall thereafter be renewed for up to two additional ten year periods (from January 1, 2008 through December 31, 2017 and from January 1, 2018 through December 31, 2027, respectively) upon the same terms and conditions set forth herein unless one party provides the other party with written notice at least ninety days prior to the expiration of the then current term.

     10. DEFAULT BY LESSEE. The following events shall be deemed to be events of default by Lessee under this Agreement (each such event of default is hereinafter referred to as an "Event of Default"):

          A. Lessee shall fail to timely pay any monthly rental payment as referenced in paragraph 3 above or any other sum of money due hereunder and such failure shall continue for a period of ten days;

          B. Lessee shall fail to comply with any provision of this Agreement not requiring the payment of money, all of which provisions shall be deemed material, and such failure shall continue for a period of twenty days after written notice of such default is delivered to Lessee;

          C. Lessee shall become insolvent or fail to pay its debts as they become due or Lessee notifies Lessor that it anticipates either condition;


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          D. Lessee takes any action to file a petition under any section or chapter of the United States Bankruptcy Code or under any similar law or statute of the United States or any state thereof or a petition shall be filed against Lessee under any such statute or Lessee or may creditor of Lessee notifies Lessor that it knows such a petition will be filed or Lessee notifies Lessor that it expects such a petition to be filed; or

          E. A receiver or trustee shall be appointed for Lessee's leasehold interest in the Premises or for all or a substantial part of Lessee's assets.

     Upon the occurrence of an Event of Default, Lessor may at its option and without further notice to Lessee, and in addition to all other remedies given hereunder or by law or in equity, do any one or more of the following: (A) terminate this Agreement, in which event Lessee shall immediately surrender possession of the Premises to Lessor; (B) enter upon the Premises and expel or remove Lessee and/or Lessee's Equipment therefrom, with or without having terminated this Agreement; and (C) change or re-key all locks to entrances to the Site and Lessor shall have no obligation to give Lessee notice thereof or to provide Lessee with a new key to the Site.

     The exercise by Lessor of any one or more remedies hereunder shall not constitute an acceptance of the surrender of the Premises by Lessee. Lessee acknowledges that a surrender of the Premises can be effected only by a written agreement between Lessor and Lessee.

     If Lessor terminates this Agreement by reason of an Event of Default, Lessee shall pay to Lessor the sum of (A) the cost of recovering the Premises;
(B) the unpaid monthly payments and all other indebtedness accrued hereunder to the term of such termination; (C) to the extent the same were not paid, the cost of repairing, altering or otherwise putting the Premises into a condition acceptable to a new tenant or tenants (if Lessor elects to so relet) (collectively, the "Reletting Expenses"); (D) all expenses incurred by Lesser in enforcing Lessor's remedies, including attorneys' fees and court costs; (B) the total monthly payments and other benefits which Lessor would have received under this Agreement for the remainder of the term, minus any net sums thereafter received by Lessor through reletting the Premises during such period; and (F) any other damages or relief which Lessor may be entitled to at law or in equity. Lessee shall not be entitled to any excess rent obtained by Lessor reletting the Premises.

     If Lessor repossesses the Premises without terminating this Agreement by reason of an Event of Default, then Lessee shall pay to Lessor the sum of (A) the cost of recovering the Premises; (B) the unpaid monthly payments and all other indebtedness accrued hereunder to the date of such repossession; (C) the Reletting Expenses; (D) all expenses incurred by Lessor in enforcing Lessor's remedies, including attorneys' fees and court costs; (B) the total monthly payments and other benefits which Lessor would have received under this Agreement for the remainder of the term, minus any net sums thereafter received by Lessor through reletting the Premises during such period; and (F) any other damages or relief which Lessor may be entitled to at law or in equity. Re-entry by Lessor will not affect the obligations of Lessee for the unexpired


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term of this Agreement. Lessee shall not be entitled to any excess rent obtained by Lessor reletting the Premises, Actions to collect amounts due by Lessee may be brought on one or more occasions without the necessity of Lesson's waiting until the expiration of the term of this Agreement.

     Upon termination of this Agreement or repossession of the Premises due to an Event of Default, Lessor shall not be obligated to relet or attempt to relet the Premises or any portion thereof or to collect rent after reletting, but Lessor shall have the option to relet the whole or any portion of the Premises for any period to any tenant and for any use and purpose.

     11. INSURANCE. Lessee shall at its own cost and expense procure and maintain general liability insurance coverage and automobile coverage in the face amount of at least $1,000,000.00 per occurrence and worker's compensation insurance as prescribed by Utah state law. A certificate of insurance naming Lessor as an additional insured shall be attached to this Agreement as Schedule
I. In addition, Lessee shall use only certified and insured helicopter carriers for trips to and from the Site. Such carriers shall carry liability insurance in the face amount of at least $5,000,000.00 per occurrence. All such insurance shall cover Lessee's employees, agents and invitees while in, on or about the Site and while traveling to and from the Site, including losses attributable to the presence of the Equipment, Lessee's employees, agents or invitees while in, on or about the Site. Lessee shall be solely responsible for procuring and maintaining property insurance on the Equipment.

     12. INDEMNIFICATION. Lessee shall indemnify, defend and hold harmless Lessor and any officer, director, employee, contractor, agent or affiliate of Lessor (collectively, a "Lessor Related Party") From and against any and all liabilities, obligations, damages, claims, suits, losses, causes of action, liens, judgments and expenses (including court costs, attorneys' fees and costs of investigation) of any kind, nature or description resulting from any injuries to or death of any person or any damage to the Site which either (A) arises from or is claimed to arise from any act, omission or negligence of Lessee or any officer, director, employee, contractor, agent, subtenant, guest, licensee or Invitee of Lessee; (B) arises from a breach, violation or nonperformance of any term, provision, covenant or agreement of Lessee hereunder or a breach or violation by Lessee of any court order or any law, regulation or ordinance of any federal, state or local authority; or ((2) arises from the activities of Lessee in and around the Site or the operations or conduct of Lessee's business upon the Site (collectively, the "Claims"), except to the extent such Claims are directly caused by the gross negligence or willful misconduct of Lessor. If any such Claim is made against Lessor, Lessee shall at its sole cost and expense defend such Claim by or through attorneys satisfactory to Lessor. In resolving or settling any Claim, Lessee shall obtain a release of such Claim made against Lessor or any Lessor Related Party. The Indemnity obligations of Lessee are in addition to Lessee's obligations to obtain and maintain insurance as otherwise provided herein.

     Lessee specifically agrees to look solely to Lessor's interest in the Site for the recovery of any judgment against Lessor.


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     13. LIMITS ON LIABILITY. Lessor shall have no liability to Lessee or any other party for any loss allegedly occasioned by (A) the nontransmission or partial transmission of Lessee's signal and/or data; (B) damage to the Equipment by reason of the physical collapse of a tower or antennas; (C) breakdown of a transmitter or its components; (D) failure or inability of Utah Power and Light Company to supply electrical power to the Site; (E) failure of Lessor's emergency generator; (F) acts of God, sabotage, earthquake, fire, theft, burglary, windstorm or any other hazard (natural or man-made); (G) strikes or walkouts; (H) cancellation of Lessee's licenses; or (I) any other cause beyond Lessor's control. Lessor shall have no liability to Lessee or any other party and Lessee shall indemnify Lessor from and against all claims, costs and expenses for non-ionizing radiation claimed to originate as a result of Lessee's operations at the Site.

     14. LESSORS' FACILITIES. Lessor shall have first call on its personnel and equipment at the Site, which personnel and/or equipment may be temporarily limited by reason of personnel or power shortage and/or demand for reconstruction following a general breakdown caused by acts within or beyond Lessor's control. Lessor's emergency power supply equipment at the Site will not be available to Lessee in the event of a Utah Power and Light Company failure, except as otherwise provided in Schedule O.

     15. PROPERTY TAX. Lessee shall be responsible for any property taxes which arise from the operation of the Equipment at the Site. Lessee acknowledges that the Equipment may be located in Salt Lake and/or Tooele Counties.

     16. LATE CHARGES. Any amount owing to Lessor from Lessee under this Agreement that is thirty days past due shall be assessed a late charge of $50.00 per invoice per month for each invoice totaling less than $500.00 and a late charge of $200.00 per invoice per month for each invoice that is equal to or greater than $500.00.

     17. ROAD MAINTENANCE CHARGE. Lessee acknowledges and agrees that an annual charge shall be assessed by Lessor to Lessee to cover access roadway maintenance and repairs. This cost shall be prorated among the various users of the Farnsworth Peak/Little Farnsworth Peak areas and is due and payable from Lessee on or before July 1st annually.

     18. NOTICES. All notices to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail, return receipt requested, or delivered by recognized commercial courier to the other party at its last known business address.

     19. GOVERNING LAW. This Agreement shall be interpreted under and governed by the laws of the State of Utah.


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     20. ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES. Neither Lessee nor
Lessee's agents, contractors, authorized representatives or employees shall engage in any of the following prohibited activities in, on or about the Site:

          A. Cause or permit any releases, discharges or spills of Hazardous Material on or from the Site;

          B. Cause or permit any manufacturing, holding, handling, retaining, transporting spilling, leaking, treating, disposing or dumping of Hazardous Material in or on any potion of the Site;

          C. Cause or permit to be located on the Site any underground or above-ground tanks for the storage of fuel oil, gasoline and/or other petroleum products or by-products;

          D. Cause or permit any releases, discharges or spills of fuel oil, gasoline and/or other petroleum products or by-products; or

          E. Otherwise place, keep, or maintain, or allow to he placed, kept or maintained, any Hazardous Material on any portion of the Site.

     For purposes of this paragraph, "Hazardous Material" means any radioactive, hazardous or toxic substance, material, waste or similar terms, including, without limitation, petroleum and petroleum products, the presence of which at the Site or the discharge or emission of which from the Site or the collection, storage, treatment or disposal of which is regulated by governmental requirements or regulations.

     21. WAIVER. The parties agree that the waiver of any breach of this Agreement by either party shall in no event constitute a waiver as to any further breach.

     22. HEADINGS. Headings on each paragraph of this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

     23. ENTIRE AGREEMENT CONSTRUCTION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts or other arrangement. Lessee represents and warrants that it has all right, title and interest necessary to execute this Agreement. No amendments, modifications or supplements to this Agreement shall be binding unless executed in writing by the parties hereof.


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     In witness whereof, the parties have executed this Agreement as of the date first listed above.

KSL, a Division of Bonneville
International Corporation

By:  /s/ XXX
     --------------------------------------------------

Its: VP & GM
     -------------------------------------------------




Simmons Family, Inc.

By:  /S/ G. Craig Hanson
    --------------------------------------------------

Its: EXEC. V. P.
    -------------------------------------------------


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